Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 1st day of  April, 2016, by and between AngioDynamics, Inc., a Delaware corporation (the “Company”) and James C. Clemmer, an individual with an address of 1310 Seaspray Lane, Sanibel, FL 33957 (the “Executive”).
RECITALS
THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:
A. The Company desires to hire the Executive as its President and Chief Executive Officer on the terms and conditions set forth in this Agreement.
B. This Agreement shall govern the employment relationship between the Executive and the Company from and after the Effective Date, and, as of the Effective Date, supersedes and negates any previous agreements or understandings with respect to such relationship except as specifically set forth herein.
C. The Executive desires to be employed by the Company on the terms and conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:
1.	Term and Duties.

1.1 Term.  The Company does hereby hire, engage and employ the Executive beginning on April 4, 2016 (the “Effective Date”), and concluding on the last day of the Term (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement.  The Executive does hereby accept and agree to such hiring, engagement, and employment, on the terms and conditions expressly set forth in this Agreement.
1.2 Duties.  During the Term, the Executive shall serve the Company as its President and Chief Executive Officer and shall have the powers, authorities, duties, and obligations of management usually vested in the office of the President and Chief Executive Officer of a company of a similar size and similar nature as the Company, and such other powers, authorities, duties, and obligations commensurate with such position as the Company’s Board of Directors (the “Board”) may assign from time to time, all subject to the lawful directives of the Board and the corporate policies of the Company as they are in effect from time to time throughout the Term (including, without limitation, the Company’s business conduct and ethics policies, as in effect from time to time).  During the Term, the Executive shall report to the Board. Upon or as soon as practical following Executive’s appointment as President and Chief Executive Officer, the Board will appoint Executive to the Board.  The Company further agrees that the Board will nominate Executive to stand for election as a Board member throughout the Term, subject to section 5.4(c) of this Agreement.
1.3 No Other Employment; Minimum Time Commitment.  During the Term, the Executive shall: (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company; (ii) perform such duties in a faithful, effective, and efficient manner to the best of his abilities; and (iii) hold no other employment.   The Board encourages Executive’s service on the boards of directors (or similar body) of other business entities, but such service must be approved by the Board; provided, however that the Company agrees and acknowledges that the Executive may continue to serve on the Board of Directors of Lantheus Holdings, Inc.  The Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) on which he may then serve, if the Board reasonably determines that the Executive’s service in such capacity interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its Affiliates (as such term is defined in Section 5.5), successors or assigns.
1.4 Location.  The Executive’s principal place of employment shall be the Company’s principal corporate office as it may be located from time to time.  The Executive agrees that he will be regularly present at that office.  The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company.
1.5 At Will Employment.  Executive’s employment with the Company will be on an “at will” basis, meaning that either the Executive or the Company may terminate the Executive’s employment at any time for any reason or no reason, without further obligation or liability, other than as provided in this Agreement.
2.            Term.  The “Term” shall be a period of two (2) years commencing on the Effective Date and ending at the close of business on the 2nd anniversary of the Effective Date; provided, however, that the Term shall be extended on the same terms for successive one (1) year periods, unless either the Company or the Executive notifies the other party in writing not later than March 1st immediately prior to the anniversary of the Effective Date, beginning on March 1, 2018 and each March 1st thereafter (“Notice of Non-Renewal”).  Notwithstanding the foregoing, the Term is subject to earlier termination as provided below in this Agreement.
3.	Compensation.

3.1 Base Salary.  During the Term, the Company shall pay the Executive a base salary (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than monthly.  The Executive’s Base Salary shall be at an annualized rate of Six Hundred Twenty Five Thousand and 00/100 Dollars ($625,000.00) and shall be subject to an annual review by the Board.
3.2 Short Term Cash Incentive Opportunity.  Beginning with the Company’s fiscal year ending May 31, 2017, Executive shall be eligible to participate in the Company’s Senior

Executive Incentive Compensation Program, with a target bonus of 100% of the Executive’s Base Salary, subject to the terms and conditions of such Program.  The performance measures shall be determined in accordance with the Company’s Senior Executive Incentive Compensation Program, as approved by the Compensation Committee of the Board (the “Compensation Committee”) and/or the Board.
3.3	Long Term Incentives.

(a)    Initial Performance Share Award.  Executive shall receive an initial performance share award (“Initial Performance Share Award”) of 250,000 Performance Shares, subject to the terms and conditions (including forfeiture provisions) of a performance share award agreement to be executed on Executive’s first day of employment in a form substantially similar to the form in Exhibit A.  The Initial Performance Share Award shall be an “inducement” award under the NASDAQ Marketplace Rules.

(b)    Non-Qualified Options.  Executive will receive a non-qualified stock option grant to purchase 200,000 shares of Company stock (the “Initial Option Grant”).  All such options will be subject to Executive commencing and continuing employment and will vest 25% per year on the first four (4) anniversaries of the grant date.  The strike price of the options will be the fair market value of the Company’s stock as of the close of the market on the date of grant.  The Initial Option Grant will be subject to the terms and conditions of a separate grant agreement to be executed on Executive’s first day of employment in a form substantially similar to the form in Exhibit A. The Initial Option Grant shall be an “inducement” award under the NASDAQ Marketplace Rules.

(c)    Restricted Stock Units.  Executive will also receive 50,000 Restricted Stock Units  (the “Initial RSU Grant”) subject to the terms and conditions (including forfeiture provisions) of a separate grant agreement to  be executed on Executive’s first day of employment in a form substantially similar to the form in Exhibit A, which will vest 25% per year on the first four (4) anniversaries of the grant date. The Initial RSU Grant shall be an “inducement” award under the NASDAQ Marketplace Rules.

(d)    Fiscal Year 2017 Equity Grant.  Executive will be eligible to receive an equity award in accordance with the Company’s customary procedures pursuant to the annual equity award program.  The exact amount and allocation of the award shall be made in the sole discretion of the Compensation Committee of the Board.  The Board and the Compensation Committee reserve the right to reduce this award, particularly with respect to Performance Shares, due to the grant set forth in 3.3(a) above, and Executive acknowledges that such a reduction is likely to occur.  Specific metrics that determine the actual number of shares granted annually will be subject to the limits contained in the Plan, as amended.

(e)    Annual Equity Awards.  In addition to the equity awards noted above, Executive will be eligible, after the Company’s fiscal year ending May 31, 2017, for participation in the Company’s annual equity award program, consistent with the Company’s programs and policies governing these awards.  It is the current policy of the Board that the CEO will receive, for his annual equity grant, an award valued at two hundred and twenty five percent (225%) of Base Salary, and that such award will be comprised of twenty five percent (25%) stock options, twenty five percent (25%) restricted stock units, and fifty percent (50%) performance share awards.  The Board may modify this policy, in its sole discretion, at any time.

4.	Benefits.

4.1 The Company currently provides the following benefits for exempt employees, which, subject to the terms and conditions thereof, Executive will be eligible to participate in on or after the Effective Date:
(a) Medical, Dental, Prescription, & Vision insurance

(b) Standard and Voluntary Life Insurance

(c) Statutory Short Term & Voluntary Short Term Disability Insurance

(d) Long Term Disability Insurance

(e) Executive will be eligible to participate in the Company’s employee-contribution 401(k) Retirement Plan beginning on the first Monday of the month following the Effective Date

(f) Tuition Assistance Program

(g)       Paid Time Off:  Executive will be eligible to accrue up to 20 days of paid vacation per calendar year, pro-rated for the remainder of this calendar year. Vacation accrues per the Company’s vacation policy.

(h) Health & Dependent Care Reimbursement Accounts

(i)        Employee Stock Purchase Program:  Executive will be eligible to participate in the Company’s Employee Stock Purchase Plan beginning on September 1, 2016, as long as he has met the 30-day service requirement.

(j) Executive Automobile Allowance: Executive will be eligible to participate in the Company’s executive car program, which includes an allowance of up to $1,500.00 per month (less applicable taxes).

(k) Executive’s participation in these and any other Company benefit plans are subject to the terms and conditions of such plans, as they may be amended from time to time.

4.2 Reimbursement of Business Expenses.  The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses that the Executive incurs during the Term in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time.  Manner of travel shall be according to Company policy.
4.3 Relocation Allowance.  The Company shall provide to Executive a relocation allowance of $75,000 in the form of reimbursements and payments.
4.4 Change in Control Agreement.    The Executive and the Company will also enter into a change in control agreement in a form substantially similar to the Company’s previously adopted form agreement, which is attached to this Agreement as Exhibit B.
4.5 Indemnification Agreement.  Simultaneously with the execution of this Agreement, the Company shall enter into a separate Indemnification Agreement attached hereto as Exhibit C (the “Indemnification Agreement”).
5.	Termination.

5.1 Termination by the Company.  The Executive’s employment by the Company during the Term may be terminated at any time by the Company: (i) with Cause (as such term is defined in Section 5.5); or (ii) without Cause; or (iii) in the event of the Executive’s death; or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as such term is defined in Section 5.5); or (v) in the event the Company provides Executive with a Notice of Non-Renewal.
5.2 Termination by the Executive.  The Executive’s employment by the Company during the Term may be terminated by the Executive (1) for Good Reason (as such term is defined in Section 5.5) without notice, except as provided in Section 5.5, or (2) without Good Reason, with no less than ninety (90) days’ advance written notice to the Company (such notice to be delivered in accordance with Section 17).  Should the Executive terminate his employment by the Company before the 1st anniversary of the Effective Date for other than Good Reason, the Executive shall pay to the Company a prorated portion of the relocation allowance granted according to Section 4.3 equal to fifty percent (50%) of the total relocation allowance.  Should the Executive terminate his employment by the Company after the 1st anniversary of the Effective Date but before the 2nd anniversary of the Effective Date for other than Good Reason, the Executive shall pay to the Company a prorated portion of the relocation allowance granted according to Section 4.3 equal to twenty five percent (25%) of the total relocation allowance. For avoidance of doubt, no portion of the relocation allowance shall be required to be repaid to the Company pursuant to this section 5.2 if the Company terminates the Executive’s employment without Cause or in the event of death or Disability, or if the Executive terminates his employment for Good Reason.
5.3 Benefits Upon Termination.  If the Executive’s employment by the Company is terminated during the Term for any reason by the Company or by the Executive, or upon or following the expiration of the Term (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:
(a) The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as such term is defined in Section 5.5).

(b)     If, during the Term, the Executive’s employment with the Company terminates as a result of an Involuntary Termination (as such term is defined in Section 5.5), the Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, a severance benefit in certain amounts (“Severance Benefit”) over certain periods of time (“Severance Period”) depending upon the timing of the Involuntary Termination, as follows:

(i)     the Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, Base Salary for a twelve (12) month Severance Period.  Subject to Section 5.7, the Company shall pay the Severance Benefit to the Executive in substantially equal installments in accordance with the Company’s standard payroll practices over a period of twelve (12) months, with the first installment payable in the month following the month in which the Executive’s employment with the Company terminates, except as otherwise provided in Section 5.7.  Except as provided in this Section 5, all unvested equity awards shall terminate in accordance with their terms;

(ii)     Except to the extent deemed discriminatory pursuant to the Affordable Care Act, state law or other federal law, the Company shall also pay the continuing COBRA/insurance premium for the shorter of (x) twelve 12 months, or (y) such time as the Executive secures new full-time employment; and

(iii)      Notwithstanding anything to the contrary in the governing award agreement, the Board shall take such necessary steps to provide that any performance shares, stock options and restricted stock units will continue to vest according to their terms during the twelve (12) month period  following the Severance Date.  For the avoidance of doubt, unvested options shall continue to vest as if Executive were still employed during this twelve (12) month period, and vested options shall remain exercisable until the end of this twelve (12) month period.

(iv)     The Company shall pay the Executive a prorated annual bonus for the fiscal year of the Company in which the Severance Date occurs, such prorated bonus to be determined by multiplying the “Applicable Average Bonus” as defined below in this subsection  (iv) by a fraction the numerator of which shall be the number of days elapsed in such fiscal year through (and including) the Severance Date and the denominator of which shall be the number 365.  For purposes of this Agreement, the “Applicable Average Bonus” means the average of all annual bonuses (including any deferred bonuses) awarded to the Executive during the 36 months immediately preceding the Severance Date or, if the Executive was employed by the Company for less than 36 months before the Severance Date, during the period of his employment by the Company prior to the Severance Date (annualizing any bonus awarded for less than a full year of employment).

(c)     Notwithstanding the foregoing provisions of this Section 5.3, if the Executive materially breaches his obligations under Section 6 or any material obligation under any other agreement signed by the Executive and the Company or any of its Affiliates that imposes restrictions with respect to the Executive’s activities at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit; provided, however, that the Company shall have provided the Executive with written notice in accordance with Section 17 specifying with particularity the conduct that the Company contends constitutes such a breach and shall have provided the Executive with a reasonable period (not less than 30 days) in which to respond and/or to cure such alleged breach; and provided further that, if the Executive provides the release contemplated by Section 5.4, in no event shall the Executive be entitled to a Severance Benefit payment of less than $5,000, which amount the parties agree is good and adequate consideration, standing alone, for the Executive’s release contemplated by Section 5.4.

(d)     The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of any benefits otherwise due terminated employees under group insurance coverage consistent with the terms of an applicable Company welfare benefit plan; (ii) the Executive’s rights to continued health coverage under COBRA; and (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

5.4	Release; Exclusive Remedy.

(a)     This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary.  As a condition precedent to payment of the Severance Benefit, the Executive shall, upon or promptly following his last day of employment with the Company, provide the Company with a valid, executed general release agreement in a form reasonably acceptable to the Company and substantially in the form attached as Exhibit D, but in no event shall any modifications to the form of release materially impair the rights of the Executive pursuant to the release agreement, and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.

(b)     The Executive agrees that the payments and benefits contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

(c)     The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company and any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.  The Severance Benefit will not be paid unless and until the Company has received adequate documentation, in its sole discretion, of all such resignations from Executive.

5.5	Certain Defined Terms.

(a) As used herein, “Accrued Obligations” means:

(i) any Base Salary and Paid Time Off that had accrued but had not been paid on or before the Severance Date; and

(ii) any payments or grants that had accrued but had not been paid on or before the Severance Date under Section 4.1 and 4.3 (subject to any required return of funds under Section 5.2); and

(iii)    any reimbursement due to the Executive pursuant to Section 4.2 for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(b)      As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.  As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

(c)      As used herein, “Cause” shall mean: (i) the willful and persistent failure by the Executive to substantially perform the Executive’s duties with the Company (other than any failure resulting from the Executive’s Disability); (ii) the engaging by the Executive in willful and persistent conduct that is injurious to the Company or its subsidiaries, monetarily or otherwise; (iii) the Executive’s refusal to follow a reasonable and lawful instruction from the Board after written notice and opportunity to comply; or (iv) the Executive’s conviction of (a) a felony or (b) a misdemeanor involving fraud, dishonesty, or moral turpitude; provided however that, with respect to items (i), (ii), and (iii) above, the Company must provide the Executive with written notice in accordance with Section 17 specifying with particularity the conduct that it contends constitutes Cause, plus the provision of the Cause definition that applies, and must provide the Executive a reasonable period (not less than 30 days) in which to respond and/or cure such alleged grounds to the Board’s satisfaction; and provided further that the Executive shall thereafter be granted the opportunity within a reasonable period (not more than 30 days) to appear before the Board, with counsel, to address any such claimed grounds, during which period the Company may not implement such termination.

(d)      As used herein, “Disability” shall mean a physical or mental impairment as a result of which, as reasonably determined by the Board, the Executive has been unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case such longer period shall apply.

(e)      As used herein, “Good Reason” shall mean (i) a material diminution of the Executive’s duties, responsibilities, authority, title, position, compensation, or bonus opportunity as set forth in this Agreement; (ii) a material breach by the Company of any material provision of this Agreement; or (iii) relocation of the Executive’s place of employment, against the Executive’s wishes, more than fifty (50) miles from the location specified in Section 17; provided however that, with respect to items (i) and (ii) above, the Executive must provide the Company with written notice within ninety (90) days of the initial existence of the alleged Good Reason event or condition in accordance with Section 17 specifying with particularity the conduct that he contends constitutes Good Reason, and must provide the Company a reasonable period (not less than 30 days) in which to respond and/or cure such alleged grounds.

(f)      As used herein, “Involuntary Termination” shall mean a termination of the Executive’s employment (i) by the Company without Cause (and other than due to Executive’s death or in connection with a good faith determination by the

Board that the Executive has a Disability), and other than in connection with a “Change in Control,” as it is defined in the change in control agreement entered into between the Company and the Executive pursuant to Section 4.4 or (ii) by the Executive for Good Reason.

(g)      As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity, or any department, agency or political subdivision thereof.

(h)      As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1).

5.6 Notice of Termination.  Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party.  This notice of termination must be delivered in accordance with Section 17 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.
5.7 Internal Revenue Code Section 409A.  The Company shall interpret and apply this Agreement (and any additional separate agreements contemplated by this agreement) in a manner that is consistent with the intent that amounts earned and payable to Executive shall not be subject to the premature income recognition or adverse tax provisions of Internal Revenue Code Section 409A (“Section 409A”).  Accordingly, notwithstanding any other term or provision in this Agreement (or in any other agreement) to the contrary, distributions of benefits that are subject to Section 409A and that are payable upon or following Executive’s Separation from Service with the Company shall commence as of the date required by the agreement or, if later and to the extent required, the earliest date permitted by Section 409A (generally six months after Separation from Service, if Executive is considered a “specified employee” within the meaning of Section 409A), without interest.
6.	Protective Covenants.

6.1	Confidential Information; Inventions.

(a)      Executive’s commencement of employment with the Company is contingent upon the execution (and delivery to an officer of the Company) of the Company’s Confidentiality, Non-Solicitation and Invention Disclosure Agreement for U.S Employees and the Non-Competition  Agreement by Executive in the forms attached as Exhibit E (collectively, the “Form Agreements”), on or prior to the Effective Date.

(b)      As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos, and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) that relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.  All Work Product that the Executive may have discovered, invented, or originated during his employment by the Company or any of its Affiliates prior to the Effective Date, that he may discover, invent or originate during the Term or at any time in the period of twelve (12) months after the Severance Date, shall be the exclusive property of the Company and its Affiliates, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company or its applicable Affiliate, including all intellectual property rights therein.  Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein.  The Executive hereby appoints the Company as his  attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect the Company, or to protect or perfect the Company’s (and any of its Affiliates’, as applicable) rights to any Work Product.  In addition, Executive agrees that he shall also be bound by the restrictions and requirements in the Form Agreements.

6.2 Restriction on Competition.  The Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its Affiliates, it would be very difficult for the Executive not to rely on or use the Company’s and its Affiliates’ trade secrets and confidential information.  Thus, to avoid the inevitable disclosure of the Company’s and its Affiliates’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company’s and its Affiliates’ relationships and goodwill with customers, during the Term and for a period of time after the Severance Date equal to twelve (12) months (the “Restricted Period”) the Executive will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business.  For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, executive, consultant, director, officer, licensor of technology or otherwise.  For purposes of this Agreement, “Competing Business”

means a Person anywhere in the continental United States or elsewhere in the world where the Company or any of its Affiliates engage in business, or reasonably and demonstrably anticipate engaging in business, on the Severance Date (the “Restricted Area”) that at any time during the Term has competed, or at any time during the Restricted Period competes, with the Company or any of its Affiliates in any of its or their material businesses; provided, however, that the term Competing Business shall apply only to any business unit within a Person that is itself engaged in such business, if the Person is not otherwise a Competing Business.  Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as the Executive has no active participation in the business of such corporation.  In addition, Executive agrees that he shall also be bound by the restrictions and requirements in the Form Agreements.
6.3 Non-Solicitation of Employees and Consultants.  During the Term and for a period of twelve (12) months after the Severance Date, the Executive will not directly or indirectly (other than through general advertising) through any other Person (i) induce or attempt to induce any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Company or any Affiliate of the Company until eighteen (18) months after such individual’s employment relationship with the Company or such Affiliate has been terminated.  In addition, Executive agrees that he shall also be bound by the restrictions and requirements in the Form Agreements.
6.4 Non-Disruption of Other Business Relationships.  During the Term and for a period of twelve (12) months after the Severance Date, the Executive will not directly or indirectly through any other Person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business or professional relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, government regulators, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.  In addition, Executive agrees that he shall also be bound by the restrictions and requirements in the Form Agreements.
6.5 Non-Disparagement.  At all times following the date hereof, the Executive shall not, whether in writing or orally, disparage or denigrate the Company or any Affiliate, or any of their respective current or former affiliates, directors, officers, employees, members, partners, agents, or representatives.  At all times following the date hereof, the directors, officers, and communications and human resources personnel of the Company shall not, whether in writing or orally, disparage or denigrate the Executive.
6.6 Understanding of Covenants.  The Executive acknowledges that, in the course of his employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its Affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates.  The Executive agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its Affiliates’ trade secrets and other confidential and proprietary information, goodwill, stable workforce, and customer relations.
Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive: (i) represents that he is familiar with and has carefully considered the Restrictive Covenants; (ii) represents that he is fully aware of his obligations hereunder; (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants; (iv) agrees that the Company and its Affiliates currently conduct business or reasonably anticipate engaging in business throughout the Restricted Area; and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company.  The Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.  The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.
6.7 Enforcement.  Without limiting the generality of Section 16, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach.  Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6 or any similar provision, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6 or any similar provision, as the case may be, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6 or any similar provision, as the case may be, if and when final judgment of a court of competent jurisdiction or arbitrator is so entered against the Executive.  The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6, shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant.
6.8 Additional Documentation.  The Executive agrees to execute any additional documentation as may reasonably be requested by the Company in furtherance of the enforcement of any Restrictive Covenant.

7. Withholding Taxes.  Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
8. Successors and Assigns.  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and to the benefit of and be binding upon the Executive’s estate and/or personal representatives.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any assignee or successor to all or substantially all of the Company’s assets, as applicable, which assumes this Agreement by operation of law or otherwise.
9. Rules of Construction.  Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit, or restrict in any manner the construction of the general statement to which it relates.  Unless otherwise expressly provided herein, all determinations to be made by the Compensation Committee or the Board under this Agreement shall be made in their sole discretion.
10. Section Headings.  The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
11. Governing Law; Arbitration; Waiver of Jury Trial.
11.1 THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
11.2 Except for the limited purpose provided in Sections 6.7 and 16, any legal dispute related to this Agreement and/or any claim related to this Agreement, or breach thereof, shall, in lieu of being submitted to a court of law, be submitted to arbitration, in accordance with the applicable dispute resolution procedures of the American Arbitration Association under its Rules for the Resolution of Employment Disputes. The award of the arbitrator shall be final and binding upon the parties.  The parties hereto agree that: (i) one arbitrator shall be selected pursuant to the rules and procedures of the American Arbitration Association; (ii) the arbitrator shall have the power to award injunctive relief or to direct specific performance; (iii) each of the parties, unless otherwise required by applicable law, shall bear its own attorneys’ fees, costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration; and (iv) the arbitrator shall award to the prevailing party a sum equal to that party’s share of the arbitrator’s and administrative fees of arbitration.  Moreover, the arbitrator shall have the authority to award reasonable attorneys’ fees to the party that substantially prevails. Nothing in this Section 11 shall be construed as providing the Executive a cause of action, remedy or procedure that the Executive would not otherwise have under this Agreement or the law.
11.3 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
11.4 The parties agree that any legal proceeding to determine whether an issue should be arbitrated pursuant to section 11.2 of this Agreement, or any legal proceeding pursuant to sections 6.7 or 16 of this Agreement, shall be venued in Supreme Court, Albany County, New York or the federal courts of the Northern District of New York, and the parties consent to the jurisdiction of those courts.  Any arbitration pursuant to section 11.2 shall be held in Albany, New York.
12. Severability.  The parties desire that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement is found to be invalid, prohibited, or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  To this end, the provisions of this Agreement are declared to be severable.  Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
13. Entire Agreement.  This Agreement, together with each of the other agreements and exhibits referenced herein, embodies the entire agreement of the parties hereto respecting the matters within its scope.  This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof, including, without limitation, any term sheet or offer letter prepared in connection herewith.  Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.  Notwithstanding the foregoing integration provisions, the Executive acknowledges having received and read the Company’s Corporate Governance Principles, Code of Business Conduct and Ethics and the Compliance

Plan and Code of Conduct for Interactions with Customers and agrees to conduct himself in accordance therewith as in effect from time to time.
14. Modifications.  This Agreement may not be amended, modified, or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
15. Waiver.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.  Failure or delay on the part of a party to exercise fully any right, remedy, power or privilege under this Agreement shall not operate as a waiver thereof.  Any single or partial exercise of any right, remedy, power, or privilege shall not preclude any other or further exercise of the same or of any right, remedy, power or privilege.  Waiver of any right, remedy, power or privilege with respect to any occurrence shall not be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.
16. Remedies.  Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.  Each party shall be responsible for paying its own attorneys’ fees, costs, and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party, provided however that the court shall have the authority to award reasonable attorneys’ fees, costs, and expenses to the party that substantially prevails.
17. Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested), or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail, and one day after deposit on a weekday with a reputable overnight courier service.
if to the Company, to the address listed below or the then-current principal corporate office:
AngioDynamics, Inc.
14 Plaza Drive
Latham, NY 12110
Attn:    Stephen Trowbridge, Senior Vice President, General Counsel

With a copy to:
Gregory J. Champion, Esq.
Bond, Schoeneck & King, PLLC
22 Corporate Woods Blvd., Suite 501
Albany, NY 12211
Facsimile: (518) 533-3299

If to the Executive, to the address most recently on file in the payroll records of the Company.

With a copy to:

James L. Hauser
Gunderson Dettmer
1 Marina Park Drive, Suite 900
Boston, MA 02210
Facsimile: (617) 648-9199
jhaus@gunder.com

18. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Signature pages transmitted via facsimile or PDF transmission shall be as effective as manually signed, original counterparts.
19.   Legal Counsel.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  In any construction to be made of this Agreement, the parties agree the Agreement shall not be construed against either party on the basis of that party being the drafter of such language.  The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so. The Company shall reimburse the Executive for legal expenses he incurs with respect to the negotiation of this Agreement and related documents in an amount not to exceed fifteen thousand dollars ($15,000.00).
20. Survivorship.  The following sections of this Agreement shall survive the termination or expiration of the Agreement: 5.2, 5.4(c), 6, 11, 16 and 17.

IN WITNESS WHEREOF, the Company and the Executive have executed this Employment Agreement as of April 1, 2016.
COMPANY

AngioDynamics, Inc.

By:	/s/ Howard W. Donnelly
Name: Howard W. Donnelly
Title: Chairman of the Board of Directors

EXECUTIVE
/s/ James C. Clemmer
James C. Clemmer

Exhibit “A” to Employment Agreement
FORM OF PERFORMANCE SHARE AWARD AGREEMENT

FORM OF OPTION AWARD AGREEMENT

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT

Exhibit “B” to Employment Agreement
FORM OF CHANGE IN CONTROL AGREEMENT

Exhibit “D” to Employment Agreement
FORM OF RELEASE AGREEMENT
This Release Agreement (this “Release Agreement”) is entered into this ___ day of _________ 20__, by and between____________, an individual (“Executive”), and AngioDynamics, Inc., a Delaware corporation (the “Company”).
WHEREAS, Executive has been employed by the Company; and
WHEREAS, Executive’s employment by the Company has terminated and, in connection with the Executive’s Employment Agreement with the Company, dated as of [______________] (the “Employment Agreement”), the Company and Executive desire to enter into this Release Agreement upon the terms set forth herein;
NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the obligations of the Company to pay severance and other benefits (conditioned upon this Release Agreement) under and pursuant to the Employment Agreement, Executive and the Company agree as follows:
1.        Termination of Employment.  Executive’s employment with the Company terminated on [______________, _____].  Executive waives any right or claim to reinstatement as an employee of the Company and each of its affiliates.  Executive hereby confirms that Executive does not hold any position as an officer or employee with the Company and each of its affiliates.  Executive acknowledges and agrees that Executive has received all amounts owed for his regular and usual salary (including, but not limited to, any overtime, bonus, accrued vacation, commissions, or other wages), reimbursement of expenses, and usual benefits.  Executive understands and agrees that he will not receive the payments specified in Section 5.3 of the Employment Agreement unless he executes this Release Agreement and does not revoke this Release Agreement within the time period permitted hereafter and that such amounts shall be forfeited if he breaches this Release Agreement or Section 6 of the Employment Agreement.
2.        Release.  Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise arising out of or in connection with Executive’s service as an officer, director, employee, member or manager of any Releasee or Executive’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future own or hold as against any of said Releasees (including, any Claim arising out of or in any way connected, in whole or in part, with Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury in connection with Executive’s service as an officer, director, employee, member or manager of any Releasee or Executive’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, equity compensation, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”); provided, however, that the foregoing Release does not impair, release, or otherwise modify (A) any obligation of the Company to Executive pursuant to any rights to the severance and other benefits payable under Section 5.3 of the Employment Agreement in accordance with the terms of the Employment Agreement; or (B) rights to indemnification pursuant to section 4.5 of the Employment Agreement; or (C) rights to enforce this Release Agreement; or (D) rights to any vested Long Term Incentives under section 3.4 of the Employment Agreement in accordance with governing award agreement and plan. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law, any vested benefits, any rights to defense and indemnity under any Company certificate, bylaw, resolution, policy, or practice, or any rights to coverage under any liability insurance (such as directors’ and officers’ liability insurance).  Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
3.        ADEA Waiver.  Executive expressly acknowledges and agrees that by entering into this Release Agreement, Executive is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Release Agreement.  Executive further expressly acknowledges and agrees that:
A.        In return for this Release Agreement, the Executive will receive consideration beyond that which the Executive was already entitled to receive before entering into this Release Agreement;
B.        Executive is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;
C.        Executive has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;
D.        Executive was given a copy of this Release Agreement on [_________________, 20__] and informed that he had twenty one (21) days within which to consider this Release Agreement and that if he wished to execute this Release Agreement prior to expiration of such 21-day period, he should execute the Endorsement attached hereto; and
E.        Executive was informed that he had seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive elects revocation during that time.  Any revocation must be in writing and must be received by the Company during the seven-day revocation period.  In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Release Agreement.
4.        Proceedings.  Executive acknowledges that he has not filed any complaint, claim or proceeding against any of the Releasees before any court.  Executive acknowledges that he will not
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initiate or cause to be initiated on his behalf any civil action regarding the released claims against any of the Releasees in any court.  Further, Executive understands that, by executing this Release, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Releasees.  Notwithstanding the above, nothing in this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in this Release or (ii) initiating or participating in an investigation or proceeding conducted by a state or federal agency, including the Equal Employment Opportunity Commission, but Executive acknowledges, and Executive intends, that this Release Agreement precludes him from receiving any consideration, payment, or relief as a result of any such proceeding.
5.        No Transferred Claims.  Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
6.        Severability.  It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Release Agreement shall be adjudicated by an arbitrator or court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
7.        Counterparts.  This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
8.        Successors.  This Release Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive.  This Release Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Release Agreement for all purposes.  As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Release Agreement by operation of law or otherwise.
9.        Governing Law; Forum; Waiver of Jury Trial.  This Release Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), and the parties submit to arbitration provisions set forth in Section 11 of the Employment Agreement as if such
3

Section were incorporated by reference and reprinted herein (with appropriate references to this Release Agreement as the context requires).  The parties agree that any legal proceeding to determine whether an issue should be arbitrated pursuant to section 11 of the Employment Agreement, or any legal proceeding pursuant to sections 6.7 or 16 of the Employment Agreement, shall be venued in Supreme Court, Albany County, New York or the federal courts of the Northern District of New York, and the parties consent to the jurisdiction of those courts.  Any arbitration shall be held in Albany, New York. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE EXECUTIVE HEREBY WAIVES, AND COVENANTS THAT HE WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS RELEASE AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.
10.        Amendment and Waiver.  The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.
11.        Descriptive Headings.  The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.
12.        Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
13.        Nouns and Pronouns.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.
14.        Legal Counsel.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Executive acknowledges and agrees that he has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release Agreement and he has had ample opportunity to do so.
[The Remainder of this Page is Intentionally Left Blank]

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The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it.  The undersigned declare under penalty of perjury under the laws of the State of [                 ] that the foregoing is true and correct.

EXECUTED this ________ day of ________ 20__, at_________________
EXECUTIVE

________________________________

 Print Name: _______________________
ANGIODYNAMICS, INC., a Delaware corporation
By:________________________________________
Name:______________________________________
Title:_______________________________________

5

ENDORSEMENT
I, ________________hereby acknowledge that I was given [21/45] days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the [21-day/45-day] period.
I declare under penalty of perjury under the laws of the United States and the State of [            ] that the foregoing is true and correct.
EXECUTED this [____] day of [_____________ 20____].

_______________________________________
Print Name: ______________________________

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Exhibit “E” to Employment Agreement
FORM OF CONFIDENTIALITY, NON-SOLICITATION AND INVENTION DISCLOSURE AGREEMENT FOR U.S. EMPLOYEES
 AND
FORM OF NON-COMPETITION AGREEMENT